Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128859 and 333-146904 of The Procter & Gamble Company on Form S-8 of our report dated March 25, 2010, appearing in this Annual Report on Form 11-K of The Gillette Company Employees’ Savings Plan for the period from January 1, 2009 to September 3, 2009.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 25, 2010